EXHIBIT 10.6
                             CLARIFICATION AGREEMENT


         THIS CLARIFICATION AGREEMENT (the "Agreement") is entered into effective as of June 18, 1996, by and between Newgold, Inc., a Nevada corporation ("Newgold") and A. Scott Dockter ("Dockter"), an individual on the one hand and Edward Mackay ("Mackay"), an individual residing in the State of California, and Gold Bug, a California general partnership ("Gold Bug") on the other hand.

                                    RECITALS

         WHEREAS, as of August 1995, Dockter owned 100 shares of Newgold and was the sole shareholder;

         WHEREAS, during August 1995, Newgold was at risk of loosing its main asset, the Relief Canyon Mine, located in Lovelock, Nevada ("Relief Canyon
Mine") unless it could receive an additional infusion of capital of approximately $50,000;

         WHEREAS, during August 1995, Mackay and Newgold entered into negotiations for the infusion of such needed capital and the acquisition of all rights and assets of the Washington Gulch Mine located in Montana ("Washington Gulch Mine");

         WHEREAS, as of August 1995, the parties agreed that the value of the Washington Gulch Mine was approximately $385,000 and that the value of Newgold was approximately $500,000;

         WHEREAS, on August 31, 1995, Newgold granted Mackay a one-year option to purchase 40% of Newgold and 40% of Riverfront Development, Inc., a California corporation ("Riverfront"), for the aggregate consideration of a $50,000 down payment and all right, title, and interest to the Washington Gulch Mine, attached hereto as Exhibit "A" (the "Option");

         WHEREAS, as of August 31, 1995, a 40% ownership of Newgold by Mackay would equate to 56.143602333 shares of Common Stock of Newgold. If such changes were issued, Newgold would have had approximately 156 shares outstanding;

         WHEREAS, from August 31, 1995 through December 31, 1995, Mackay did arrange for additional financing and provided a de minimous amount of consulting services to Newgold;

         WHEREAS, on January 1, 1996, Newgold, Mackay and Gold Bug agreed to amend the Option to reflect the changes that occurred between August 31, 1995 and January 1, 1996, to convert the $50,000 Option payment into a promissory note and to reflect Mackay's exercise of the Option to purchase 40% of Newgold;

         WHEREAS, on January 1, 1996, Newgold, Mackay and Gold Bug amended the Option pursuant to the terms of the First Amendment to the Option to Purchase Newgold, Inc. (attached as Exhibit "B") (the "Amendment") as follows:

                  a. The Option was exercised, with respect to approximately a 35% interest in Newgold only, in exchange for the contribution of all assets and rights in the Washington Gulch Mine;

                  b. Mackay would arrange for debt financing of up to $350,000;

                  c. Mackay would provide consulting services to Newgold;

                  b. The $50,000 option payment would be converted to debt to be repaid to Mackay upon the closing of future financings; and

                  d. Mackay would receive 3.8 million shares of Common Stock of Newgold (56.143602333 shares prior to the Stock Split referenced below);

         WHEREAS, the Amendment failed to reference the conversion of the $50,000 Option payment into debt owed to Mackay, and the parties hereto intend to clarify that this was part of the agreement relating to the Amendment;

         WHEREAS, the parties to the Amendment estimated that after a stock split and future capitalization of Newgold, Newgold would have approximately 10,560,000 shares of Common Stock issued and outstanding and that the issuance of 3,800,000 shares to Mackay would equal approximately 36% of the issued and outstanding shares of Newgold, the amended position of Mackay;

         WHEREAS, the parties recognize that Mackay performed a diminimous amount of services in accordance with the terms and conditions of the Option and the Amendment.

         WHEREAS, the Company effected a 67,683.58-for-1 stock split of its issued and outstanding Common Stock (the "Stock Split") as of June 15, 1996;

         WHEREAS, the parties recognize that the 56.143602333 shares of Common Stock held by Mackay upon exercise of the Option were uncertificated, but Newgold recognizes that they were outstanding as of the date of the Amendment;

         WHEREAS, after the Stock Split, Dockter owned approximately 6,768,358 shares of Common Stock of Newgold and Mackay owned approximately 3,800,000 shares of Common Stock of Newgold; and

         WHEREAS, certain issues relating to the background, interpretation and satisfaction of the Option and the Amendment have occurred,and it is the purpose of this Agreement to clarify and resolve any and all such issues.

         NOW, THEREFORE, for valuable and adequate consideration, the receipt of which is hereby acknowledged, and in consideration of the mutual promises contained herein, the parties hereto agree as follows:

         1. Clarification. The parties agree that the above recitals fairly reflect the transactions of the parties, are hereby incorporated by reference and shall be made a part of this Agreement.

         2. Standing of Parties. The parties hereby agree that, as of the date of this Agreement, the transfer of all assets and liabilities of the Washington Gulch Mine to Newgold has been completed, all shares of stock have been issued to Mackay and Gold Bug, and all terms and conditions of the Option and the Agreement have been performed in full.

         3. Attorneys' Fees. Each party will bear his or its own costs including attorneys' fees in connection with this Agreement. If any party or parties commence any legal proceedings against any other party with respect to any of the terms and conditions of the Option, the Amendment or their Agreement, the non-prevailing party or parties will pay the prevailing party or parties all expenses of those proceedings, including reasonable attorneys' fees and any and all included costs thereto.

         4. Binding Effect. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the respective parties.

         5. Construction. This Agreement will not be construed against the party preparing it but will be construed as if prepared by all parties.

         6. California Law. This Agreement shall be deemed to be made under, and shall be construed in accordance with, the laws of the State of California, without giving effect to principles of conflicts of law.

         7. Counterparts. This Agreement may be executed in several counterparts with the same effect as if all parties signed one document. Each counterpart shall be treated as an original and all such counterparts will constitute one agreement.

         8. Entire Agreement and Amendment. This Agreement, including the Exhibits hereto, constitutes the entire agreement by and among the parties hereto and supersedes any and all other agreements, written or oral, between the parties. The parties expressly understand that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever except by a writing duly executed by an authorized representative of each of the parties.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth below.


DATED: ___________, 1997                          NEWGOLD, INC.


                                                  By:
                                                        A. Scott Dockter
                                                        President


                                                  A. SCOTT DOCKTER


DATED: ___________, 1997
                                                  A. Scott Dockter, individually


                                                  GOLD BUG


DATED: ___________, 1997
                                                  Edward Mackay, partner


                                                  EDWARD MACKAY


DATED: ___________, 1997
                                                  Edward Mackay, individually